Exhibit 5.1

[Letterhead of Andrew M. Paalborg, Esq.]

February 24, 2010

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, Assistant General Counsel and Assistant Secretary of Mattel, Inc., a Delaware corporation (the “Company”). I am delivering this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares (the “Shares”) of the common stock, par value $1.00 per share, of the Company. The Shares will be offered and sold to executives of the Company under the Mattel, Inc. Deferred Compensation and PIP Excess Plan (the “Plan”).

In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof, as I have deemed necessary under the circumstances. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies. With your consent I have relied upon certificates of an officer of the Company and others with respect to certain factual matters. I have not independently verified such factual matters.

Subject to the foregoing and subject further to the assumptions set forth below and in reliance thereon, I am of the opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and issued by the Company against payment therefor in the circumstances contemplated by and in accordance with the terms of the Plan, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.

With respect to the opinion expressed above, I am opining as to the effect on the subject transaction only of the laws of the State of California and the General Corporation Law of the State of Delaware (the “DGCL”) insofar as the DGCL relates to corporate formalities, including statutory and reported decisional law thereunder, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ANDREW M. PAALBORG
Andrew M. Paalborg, Esq.
Vice President, Assistant General Counsel and Assistant Secretary